Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp                            M3 Information
Investors: Scott Frommer - +1 336-436-5076            Lee Lynch
Investor@labcorp.com                        Reservoir Communications Group/Strategic Counselor
571-214-8799
Media: Pattie Kushner - +1 336-436-8263                Llynch@reservoircg.com
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp to Exclusively Offer the M3 Checklist, a Multi-Condition
Mental Health Screening Tool

The M3 Checklist Helps to Identify and Monitor Common
Mental Health Conditions in the Primary Care Setting

BURLINGTON, N.C. and ROCKVILLE, M.D. , April 28, 2017 -- LabCorp® (NYSE:LH) and M-3 Information, LLC today announced the nationwide availability through LabCorp of the peer-reviewed, clinically validated M3 Checklist assessment for mental illness. The M3 Checklist was developed by M3 Information with a goal to reengineer the detection of mental health conditions and integrate screening into primary care. The M3 Checklist is available to healthcare professionals for patient care exclusively through LabCorp.

The M3 Checklist is a 27-question online assessment of mood and anxiety symptoms that can be indicative of four common mental health conditions: anxiety disorders, bipolar disorder, depression and post-traumatic stress disorder (PTSD). An optional assessment for risk of alcohol abuse, the AUDIT-C, is also available separately or in combination with the M3 Checklist.
Nearly one in five adults in the U.S. has a mental health disorder, and half do not receive treatment. Mental health screening through the primary care setting is increasingly seen as a critical means to address this need. In January 2016, the United States Preventive Services Task Force (USPSTF) recommended that all adults be screened for depression and those who are positive be assessed for additional conditions that might be mistaken for or coexist with depression. Medicare and commercial health insurance plans, and many state Medicaid programs through preventive services, provide reimbursement to healthcare professionals for mental health screenings as part of routine care. With the M3 Checklist, primary care healthcare providers who use LabCorp for clinical laboratory testing will now be able to offer their patients an efficient, convenient and powerful tool to help assess mental health confidentially and guide discussions about monitoring and treatment options.
“Mental health issues place a significant burden on individuals, families and communities, and they are often undiagnosed, misdiagnosed and undertreated,” said Mark Brecher, M.D., LabCorp Diagnostics’ chief medical officer. “In addition to the challenges presented by a mental health disorder itself, it can interfere with treatment for other health issues, such as diabetes, heart disease or cancer, increasing the cost of care and contributing to poor patient outcomes. Adding the M3 Checklist to LabCorp’s diagnostic offerings enhances our ability to improve patient care.”
Most other leading mental health screening tools assess a single mental health condition, typically depression only. As demonstrated in several recent studies, the current single-condition approach to mental health screening has led to an over-diagnosis of depression and an under-diagnosis of other common conditions. Further, twenty percent of primary care patients who screen positive in a single-condition assessment for depression actually suffer from bipolar disorder, and anxiety disorders as a group are twice as prevalent as depression. Substance and alcohol use disorders are often missed entirely.
“LabCorp is showing tremendous leadership by bringing the M3 Checklist to primary care,” said Steve Daviss, M.D., M3 Information’s chief medical informatics officer. “The science behind the M3 Checklist, and LabCorp’s extensive relationships with primary care physicians, means measurement-based mental health screening and care will now be broadly available to patients across the U.S.”
Healthcare professionals order the M3 Checklist and the AUDIT-C through LabCorp the same way they currently order lab testing, such as through their electronic health record (EHR) system or the LabCorp Link portal. The patient will receive an email from

LabCorp notifying them to take the assessment, which is accessed through a secure link in the email and typically takes less than five minutes to complete. The assessment, which can be taken on any web-enabled device including computers, phones and tablets, is evaluated by M3 Information, and the easy-to-read results are delivered by LabCorp to the physician, who can then review the results with the patient. This form of “measurement-based care” is increasingly being called for by the leading healthcare regulatory, accrediting and advocacy organizations. Healthcare Professionals can use the M3 Checklist results, the accompanying risk assessment and patient discussion to develop a diagnosis and treatment plan as needed. The M3 Checklist is not designed to diagnose illness on its own, and in cases where a final diagnosis is unclear, referral to a specialist is recommended.
“Primary care providers very much want to help patients achieve their best possible mental health and well-being, which can lead to better overall health and quality of life,” said Robert Post, M.D., M3 Information Co-Founder and former Chief of the Biological Psychiatry Branch of National Institute of Mental Health. “A measurement-based mental health screen that addresses multiple conditions can go a long way in helping us better support the mental health needs of our patients.”
In addition to being the exclusive commercial partner to offer the M3 Checklist, LabCorp has also made an equity investment in M3 through the LabCorp Venture Fund, reflecting its commitment to support innovative, technology-enabled healthcare tools and solutions that have the potential to improve health and improve lives.
For more information about the M3 Checklist, please visit M3Information.com and LabCorp.com/M3Checklist.

About LabCorp®
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016 through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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